Exhibit 5.2

March 5, 2012

Rayonier Inc.

1301 Riverplace Boulevard

Jacksonville, Florida 32207

Ladies and Gentlemen:

We have acted as special counsel to Rayonier Inc., a North Carolina corporation (the “Company”), and certain subsidiaries of the Company with respect to certain legal matters in connection with the registration by the Company of the offer and sale of $325,000,000 aggregate principal amount of its 3.750% Senior Notes due 2022 (the “Notes”). The Notes are guaranteed (the “Guarantees”) by Rayonier TRS Holdings Inc., a Delaware corporation, Rayonier Operating Company LLC, a Delaware limited liability company, Rayonier Louisiana Timberlands LLC, a Delaware limited liability company, Rayonier Products LLC, a Delaware limited liability company, Rayonier TRS Forest Operations, LLC, a Delaware limited liability company, Rayonier Wood Procurement, LLC, a Delaware limited liability company, Rayonier Wood Products, L.L.C., a Delaware limited liability company, Rayonier Properties, LLC, a Delaware limited liability company, Rayonier Performance Fibers, LLC, a Delaware limited liability company, Rayonier East Nassau Timber Properties I, LLC, a Delaware limited liability company, Rayonier East Nassau Timber Properties II, LLC, a Delaware limited liability company, Rayonier East Nassau Timber Properties III, LLC, a Delaware limited liability company, Rayonier East Nassau Timber Properties IV, LLC, a Delaware limited liability company, Rayonier East Nassau Timber Properties V, LLC, a Delaware limited liability company, Rayonier East Nassau Timber Properties VI, LLC, a Delaware limited liability company, Rayonier East Nassau Timber Properties VII, LLC, a Delaware limited liability company, Belfast Commerce Centre LLC, a Delaware limited liability company, TerraPointe LLC, a Delaware limited liability company, Neoga Lakes, LLC, a Delaware limited liability company, Rayonier TRS Tennessee Operations Inc., a Delaware corporation, Rayonier TRS Mississippi Operations Inc., a Delaware corporation, Rayonier TRS Louisiana Operations Inc., a Delaware corporation, and Southern Wood Piedmont Company, a Delaware corporation (together, the “Guarantors”). The Notes and the Guarantees are collectively referred to herein as the “Securities”.

The Securities are being offered and sold pursuant to a prospectus supplement, dated February 29, 2012 (the “Prospectus Supplement”) to a base prospectus dated February 29, 2012 (such prospectus, as amended and supplemented by the Prospectus

Vinson & Elkins LLP Attorneys at Law	666 Fifth Avenue, 26th Floor

Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston	New York, NY 10103-0040

London Moscow New York Shanghai Tokyo Washington	Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

March 5, 2012 Page 2

Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-179784), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which became effective on February 29, 2012 (the “Registration Statement”). The Prospectus was filed with the Commission pursuant to Rule 424 (b) on March 1, 2012.

The Securities are to be issued pursuant to and governed by an Indenture dated as of March 5, 2012 (the “Base Indenture”) between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 5, 2012 (the “Supplemental Indenture”) (the Base Indenture, as so supplemented by the Supplemental Indenture being referred to herein as the “Indenture”) among the Company, the Guarantors and the Trustee.

In connection with this opinion, we have examined, and relied upon originals or electronic copies, certified or otherwise identified to our satisfaction of, (i) the Registration Statement, including the Prospectus, (ii) the Base Indenture, (iii) the Supplemental Indenture, (iv) the certificates of incorporation, bylaws, and the limited liability company agreements or similar organization documents of the Company and the Guarantors, as amended through the date hereof (v) the Underwriting Agreement, dated February 29, 2012, relating to the offer and sale of the Securities (the “Underwriting Agreement”), (vi) resolutions adopted by the board of directors of the Company and the board of directors, sole member or general partner, as applicable, of each Guarantor and (vii) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Company and the Guarantors and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

In connection with this opinion, we have assumed that:

(i)	all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement;

(ii)	each of the Base Indenture, the Supplemental Indenture, the Notes and the Guarantees have been duly authorized and validly executed and delivered by the Company and the Trustee; and

(iii)	the Underwriting Agreement has been duly authorized and validly executed and delivered by the underwriters and the Company.

Based upon and subject to the foregoing, we are of the opinion that the Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms, except as enforceability may be limited by

March 5, 2012 Page 3

applicable bankruptcy, insolvency, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity), and public policy, applicable law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.

The opinions expressed herein are qualified in the following respects:

(1)	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

(2)	We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(3)	This opinion is limited in all respects to the federal laws of the United States of America, the Delaware General Corporation Law, the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware, and the laws of the State of New York. With respect to matters dependent upon the laws of the State of North Carolina, we have assumed the correctness of, and have not made any independent examination of the matters covered by, and our opinion is in all respects subject to, the opinion to you dated the date hereof of Alston & Bird LLP.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.